BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON FEBRUARY 23, 2017

1.	Date, Time and Place: Held on February 23, 2017, at 09:00 hours, in the office of BRF S.A. (“Company”), located at Rua Hungria, Nº 1.400, 5th floor, Room 5F, in São Paulo City, São Paulo state.
2.	Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.
3.	Summons and Presence: The summons was duly made within the terms of article 21 of the Company Bylaws, with the presence of all members of the Board of Directors: MessieursAbilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Henri Philippe Reichstul, Vicente Falconi Campos and Walter Fontana Filho.

4.	Agenda: (i) Management Accounts and Financial Statements for the Accounting Year ended on December 31, 2016; (ii) Expected Future Generation of Taxable Income – Assessment of the Recovery of Fiscal Losses; (iii) Contracting of External Auditor – Company and OneFoods; (iv) Contracting of External Auditor – Sinergia OneFoods; and (v) Opening of Office and Acquisition of Equity Participation in Proudfood Limitada (“Proudfood”) – Angola.

5.	Resolutions. The members of the Board of Directors, unanimously and without any reservations, made the following resolutions:
5.1	Management Accounts and Financial Statements for the Accounting Year ended on December 31, 2016. After the presentation made by EY on material events and important matters of accounting and auditing verified in the 2016 accounting year, in line with what is stated in article 23, (v) of the Bylaws and with the recommendation of the Audit Committee, the members of the Board of Directors expressed themselves favorably to the submission of the management accounts and the Financial Statements of the Company related to the accounting year ended on December 31, 2016, accompanied by the Management Report, Explanatory Notes, Opinions of the Independent Auditors and the Fiscal Council and the Opinion of the Audit Committee, to be put before the Ordinary Shareholders Meeting.

5.2	Expected Future Generation of Taxable Income – Assessment of the Recovery of Fiscal Losses. In line with the recommendation of the Fiscal Council, approval was given for the

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON FEBRUARY 23, 2017

technical study which supports the expected future generation of taxable income of the Company with the aims of assessing the recovery of the fiscal losses.
5.3	Contracting of External Auditor – Company and OneFoods. As stated in article 23, (viii) of the Bylaws and with the recommendation of the Audit Committee, approved the contracting of KPMG Auditores Independentes for the provision of external auditing services of the financial statements of the Company and its subsidiaries, as well as the contracting of EY for the provision of auditing services of the financial statements of OneFoods and its subsidiaries, along with other services.

5.4	Opening of Office and Acquisition of Equity Participation in Proudfood. In line with what is stated in article 23, (ii), (vii) and (xxxii) of the Bylaws, approval was given for: (i) the acquisition of all the shares issued by Proudfood, a company based in Luanda, Angola; and (ii) the opening of an office in this particular jurisdiction.

6.	Extra Agenda Items: In conclusion, the members of the Board of Directors discussed the following matters and made the following decisions:
6.1	Creation of a Steering Committee. Within the terms of article 23, (xix) of the Bylaws, approval was given for the creation of a Steering Committee to advise the Board of Directors in the implementation of measures to reorganize the Company. The Committee will be formed by Messieurs Abilio Diniz, Walter Fontana Filho, José Carlos Reis de Magalhães Neto and the consultant Eduardo D’Avilla and will have a time span of 90 (ninety) days from the present date. The Board decided that Mr. Eduardo D’Avilla would be submitted to the same duties and responsibilities as the other members of the Steering Committee, with this condition being regulated in a specific deed.

6.2	Review of the Policy of Disclosing Material Acts or Facts and Trading of Shares. The members of the Board of Directors requested the Corporate Integrity Vice-Presidency to coordinate a review of the Policy of Disclosing Material Acts or Facts and Trading of Shares. The new draft must be submitted for the appreciation of the Finance, Governance and Sustainability Committee at the next Ordinary Meeting to be held and then sent to the Board of Directors for its approval.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON FEBRUARY 23, 2017

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.
7.	Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

8.	Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

                     I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 124 to 126 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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